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Exhibit 99.1

FINANCIAL STATEMENTS

INDEPENDENT AUDITORS' REPORT

         To the Board of Directors and Stockholders of Station Casinos, Inc.:

        We have audited the accompanying consolidated balance sheets of Station Casinos, Inc. (the "Company") (a Nevada corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Station Casinos, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
Las Vegas, Nevada
September 20, 2002

STATION CASINOS, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	December 31,
	2001	2000
ASSETS
Current assets:
Cash and cash equivalents	$66,117	$255,984
Receivables, net	15,452	11,128
Income tax receivable	2,403	18,351
Inventories	4,454	3,975
Prepaid gaming tax	14,265	11,072
Prepaid expenses	6,080	5,276
Deferred income tax	4,262	7,248

Total current assets	113,033	313,034
Property and equipment, net	1,106,102	811,449
Goodwill and other intangibles, net	189,095	114,854
Land held for development	98,876	97,949
Investments in joint ventures	72,012	48,229
Other assets, net	77,004	54,913

Total assets	$1,656,122	$1,440,428

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$332	$5,684
Accounts payable	22,620	21,871
Accrued payroll and related	19,556	20,335
Construction contracts payable	9,575	5,476
Accrued interest payable	17,559	10,998
Accrued progressives	6,209	6,837
Accrued expenses and other current liabilities	32,955	53,541

Total current liabilities	108,806	124,742

Long-term debt, less current portion	1,236,758	983,941
Deferred income tax, net	40,453	31,336
Other long-term liabilities, net	21,201	11,522

Total liabilities	1,407,218	1,151,541

Commitments and contingencies (Note 7)
Stockholders' equity:
Common stock, par value $.01; authorized 135,000,000 shares; 65,349,368 and 63,919,530 shares issued and outstanding	441	427
Treasury stock, 7,987,882 and 3,552,401 shares, at cost	(99,248)	(41,882)
Additional paid-in capital	300,254	288,794
Deferred compensation—restricted stock	(19,510)	(6,050)
Retained earnings	66,967	47,598

Total stockholders' equity	248,904	288,887

Total liabilities and stockholders' equity	$1,656,122	$1,440,428

The accompanying notes are an integral part of these consolidated statements.

STATION CASINOS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

	For the years ended December 31,
	2001	2000	1999
Operating revenues:
Casino	$659,276	$807,880	$764,089
Food and beverage	139,983	137,198	141,116
Room	47,558	46,260	42,870
Other	63,980	67,999	62,286
Earnings of Green Valley Ranch Station joint venture	1,380	—	—

Gross revenues	912,177	1,059,337	1,010,361
Promotional allowances	(72,816)	(67,659)	(67,892)

Net revenues	839,361	991,678	942,469

Operating costs and expenses:
Casino	287,637	372,826	356,365
Food and beverage	85,719	83,879	88,898
Room	19,289	16,416	15,860
Other	35,620	37,077	30,616
Selling, general and administrative	165,977	180,659	190,753
Corporate expense	25,952	26,974	23,007
Depreciation and amortization	69,576	63,346	70,664
Preopening expenses	6,413	3,858	—
Gain on sale of properties	(1,662)	(41,731)	—
Impairment loss	4,001	—	137,435
Missouri/Nevada investigations and fines	—	4,388	—
Restructuring charge	—	1,174	—

	698,522	748,866	913,598

Operating income	140,839	242,812	28,871

Other income (expense):
Interest expense, net	(97,142)	(94,098)	(84,618)
Interest expense from joint ventures	(199)	—	—
Merger settlement, net of related legal costs	—	—	12,824
Other	(303)	(565)	(4,300)

	(97,644)	(94,663)	(76,094)

Income (loss) before income taxes and extraordinary item	43,195	148,149	(47,223)
Income tax (provision) benefit	(15,550)	(54,098)	14,929

Income (loss) before extraordinary item	27,645	94,051	(32,294)
Extraordinary item—loss on early retirement of debt, net of applicable income tax benefit	(8,276)	(546)	(10,653)

Net income (loss)	19,369	93,505	(42,947)
Preferred stock dividends	—	—	(1,811)

Net income (loss) applicable to common stock	$19,369	$93,505	$(44,758)

Basic and diluted earnings (loss) per common share:
Earnings (loss) applicable to common stock, before extraordinary item:
Basic	$0.48	$1.55	$(0.58)
Diluted	$0.46	$1.49	$(0.58)
Earnings (loss) applicable to common stock:
Basic	$0.34	$1.55	$(0.76)
Diluted	$0.32	$1.48	$(0.76)
Weighted average common shares outstanding:
Basic	57,693	60,519	58,692
Diluted	60,037	63,116	58,692

The accompanying notes are an integral part of these consolidated statements.

STATION CASINOS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(amounts in thousands)

	Preferred stock	Common stock	Treasury stock	Additional paid-in capital	Deferred compensation- restricted stock	Retained earnings (accumulated deficit)	Accumulated other comprehensive income (loss)	Total stockholders' equity
Balances, December 31, 1998	$103,500	$353	$(2,006)	$168,867	$(159)	$(1,149)	$—	$269,406
Exercise of stock options	—	1	—	827	—	—	—	828
Issuance of restricted stock	—	3	—	7,510	(7,513)	—	—	—
Amortization of deferred compensation.	—	—	—	—	240	—	—	240
Preferred stock dividends	—	—	—	—	—	(1,811)	—	(1,811)
Preferred stock conversion	(103,500)	67	—	103,746	—	—	—	313
Purchase of treasury stock, at cost (848 shares)	—	—	(9,856)	—	—	—	—	(9,856)
Other	—	—	—	1,344	—	—	—	1,344
Asset held for sale market valuation adjustment	—	—	—	—	—	—	(716)	(716)
Net loss	—	—	—	—	—	(42,947)	—	(42,947)

Balances, December 31, 1999	—	424	(11,862)	282,294	(7,432)	(45,907)	(716)	216,801
Exercise of stock options	—	3	—	3,146	—	—	—	3,149
Cancellation of restricted stock	—	—	—	(631)	631	—	—	—
Amortization of deferred compensation	—	—	—	—	751	—	—	751
Purchase of treasury stock, at cost (2,384 shares)	—	—	(30,020)	—	—	—	—	(30,020)
Sale of put warrants	—	—	—	2,085	—	—	—	2,085
Other	—	—	—	1,900	—	—	—	1,900
Asset held for sale market valuation adjustment	—	—	—	—	—	—	716	716
Net income	—	—	—	—	—	93,505	—	93,505

Balances, December 31, 2000	—	427	(41,882)	288,794	(6,050)	47,598	—	288,887
Exercise of stock options	—	1	—	1,431	—	—	—	1,432
Issuance of restricted stock	—	13	—	15,116	(15,129)	—	—	—
Cancellation of restricted stock	—	—	—	(189)	189	—	—	—
Amortization of deferred compensation	—	—	—	—	1,480	—	—	1,480
Purchase of treasury stock, at cost (3,470 shares)	—	—	(49,145)	—	—	—	—	(49,145)
Sale of Southwest Gaming	—	—	(8,440)	—	—	—	—	(8,440)
Other	—	—	219	(4,898)	—	—	—	(4,679)
Net income	—	—	—	—	—	19,369	—	19,369

Balances, December 31, 2001	$—	$441	$(99,248)	$300,254	$(19,510)	$66,967	$—	$248,904

The accompanying notes are an integral part of these consolidated statements.

STATION CASINOS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	For the years ended December 31,
	2001	2000	1999
Cash flows from operating activities:
Net income (loss)	$19,369	$93,505	$(42,947)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	69,576	63,346	70,664
Amortization of debt discount and issuance costs	6,376	2,979	2,659
Loss on early retirement of debt	12,732	840	16,389
Impairment loss	4,001	—	137,435
Gain on sale of properties	(1,662)	(41,731)	—
Changes in assets and liabilities:
Decrease (increase) in receivables, net	10,944	(19,613)	6,026
(Increase) decrease in inventories and prepaid expenses	(3,666)	432	(3,113)
Increase (decrease) in deferred income tax	12,103	56,430	(32,733)
Increase (decrease) in accounts payable	898	9,873	(6,893)
(Decrease) increase in accrued expenses and other current liabilities.	(15,274)	(321)	25,170
Other, net	(252)	(2,044)	401

Total adjustments	95,776	70,191	216,005

Net cash provided by operating activities	115,145	163,696	173,058

Cash flows from investing activities:
Capital expenditures	(449,888)	(358,763)	(76,344)
Proceeds from sale of land, property and equipment	12,900	511,576	5,025
Purchase of land held for development	(15,094)	(79,596)	(1,947)
Investments in joint ventures	(23,228)	(58,837)	(2,643)
Assets held for sale	—	—	(37,468)
Increase (decrease) in construction contracts payable	4,099	4,726	(9,649)
Other, net	(11,896)	(11,810)	(8,627)

Net cash (used in) provided by investing activities	(483,107)	7,296	(131,653)

Cash flows from financing activities:
Borrowings (payments) under bank facility, net	44,100	(313,300)	(1,700)
Principal payments on notes payable	(5,690)	(13,695)	(16,004)
Proceeds from the issuance of senior notes/senior subordinated notes	400,000	373,522	—
Redemption of senior subordinated notes	(206,247)	—	(201,670)
Purchase of treasury stock	(49,145)	(30,020)	(9,856)
Debt issuance costs	(8,110)	(11,721)	(925)
Dividends paid on preferred stock	—	—	(1,811)
Exercise of stock options	1,432	3,149	828
Other, net	1,755	3,985	1,382

Net cash provided by (used in) financing activities	178,095	11,920	(229,756)

Cash and cash equivalents:
(Decrease) increase in cash and cash equivalents	(189,867)	182,912	(188,351)
Balance, beginning of year	255,984	73,072	261,423

Balance, end of year	$66,117	$255,984	$73,072

Supplemental cash flow disclosures:
Cash paid for interest, net of amounts capitalized	$92,924	$93,582	$85,176
Cash (received) paid for income taxes, net	$(17,288)	$16,550	$15,202
Equipment purchases financed by debt	$200	$—	$35
Sale of Southwest Gaming	$8,440	$—	$—
Preferred stock converted to common stock and additional paid-in capital	$—	$—	$100,131
Market valuation adjustment for asset held for sale	$—	$—	$716

The accompanying notes are an integral part of these consolidated statements.

STATION CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies and Basis of Presentation

  Basis of Presentation and Organization

        Station Casinos, Inc. (the "Company"), a Nevada Corporation, is a gaming company that currently owns and operates eight major hotel/casino properties and two smaller casino properties in the Las Vegas metropolitan area. Until September 30, 2001, the Company also owned and provided slot route management services in southern Nevada. On October 2, 2000, the Company consummated the purchase of substantially all of the assets of the Santa Fe Hotel & Casino for an aggregate purchase price of $205 million and renamed the property Santa Fe Station. Until December 20, 2000, the Company owned and operated St. Charles Riverfront Station, Inc. ("Station Casino St. Charles") located in St. Charles, Missouri and Kansas City Station Corporation ("Station Casino Kansas City") located in Kansas City, Missouri. On December 20, 2000, the Company consummated the sale of substantially all of the assets of Station Casino St. Charles and Station Casino Kansas City (collectively the "Missouri Properties") to Ameristar Casinos, Inc. for an aggregate purchase price of approximately $488 million and recorded a gain of $41.7 million.

        On January 4, 2001, the Company consummated the purchase of substantially all of the assets of the Fiesta Casino Hotel for a purchase price of $170 million and renamed the property Fiesta Rancho in December 2001. On January 30, 2001, the Company consummated the purchase of substantially all of the assets of The Reserve Hotel & Casino for an aggregate purchase price of $71.8 million and renamed the property the Fiesta Henderson Casino Hotel in December 2001. In addition, the Company opened Green Valley Ranch Station Casino, a 50% joint venture, on December 18, 2001.

        On September 30, 2001, the Company completed a stock-for-stock exchange whereby the Company transferred its stock in Southwest Gaming Services, Inc. to Blake Sartini, its former executive vice-president and chief operating officer, in exchange for Station Casinos' common stock valued at approximately $8.4 million. The Company recorded a gain of $1.7 million during the year ended December 31, 2001 as a result of this transaction.

        The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Palace Station Hotel & Casino, Inc. ("Palace Station"), Boulder Station, Inc. ("Boulder Station"), Texas Station, LLC ("Texas Station"), Sunset Station, Inc. ("Sunset Station"), Santa Fe Station, Inc. ("Santa Fe Station"), Fiesta Station, Inc. ("Fiesta Rancho"), Lake Mead Station, Inc. ("Fiesta Henderson"), Southwest Gaming Services, Inc., and Wild Wild West Gambling Hall & Hotel ("Wild Wild West"). The Company also owns a 50% interest in Barley's Casino & Brewing Company ("Barley's") and Green Valley Ranch Gaming, LLC ("Green Valley Ranch Station"). All significant intercompany accounts and transactions have been eliminated.

  Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

  Cash and Cash Equivalents

        Cash and cash equivalents include investments purchased with an original maturity of 90 days or less.

  Inventories

        Inventories are stated at the lower of cost or market; cost being determined on a first-in, first-out basis.

  Fair Value of Financial Instruments

        The carrying value of the Company's cash and cash equivalents, receivables and accounts payable approximates fair value primarily because of the short maturities of these instruments. The fair value of the Revolving Facility approximates the carrying amount of the debt due to the short-term nature of the underlying borrowings. The fair value of the Company's other long-term debt is estimated based on the quoted market prices for the same or similar issues (see Note 6).

  Property and Equipment

        Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or the terms of the capitalized lease, whichever is less. Costs of major improvements are capitalized, while costs of normal repairs and maintenance are charged to expense as incurred.

  Capitalization of Interest

        The Company capitalizes interest costs associated with debt incurred in connection with major construction projects. Interest capitalization ceases once the project is substantially complete or no longer undergoing construction activities to prepare it for its intended use. When no debt is specifically identified as being incurred in connection with such construction projects, the Company capitalizes interest on amounts expended on the project at the Company's weighted average cost of borrowed money. Interest capitalized was approximately $10.9 million, $3.8 million and $0.4 million for the years ended December 31, 2001, 2000 and 1999, respectively.

  Goodwill and Other Intangibles

        In connection with the acquisition of Santa Fe Station, the excess of the purchase price over the fair market value of the net assets acquired was $113.3 million and is currently being amortized over 40 years. In connection with the acquisition of Fiesta Rancho, the excess of the purchase price over the fair market value of the net assets acquired was $78.9 million, of which $73.9 million is currently being amortized over 40 years and the remaining $5.0 million for other intangibles is being amortized over five years. Effective January 1, 2002, Statements of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", will change the accounting for goodwill from an amortization method to an impairment-only approach. See "Recently Issued Accounting Standards" in this Note 1 and "Subsequent Events" in Note 14 for additional information related to Goodwill and Other Intangibles.

  Debt Issuance Costs

        Debt issuance costs incurred in connection with the issuance of long-term debt are capitalized and amortized to interest expense over the terms of the related debt agreements.

  Preopening Expenses

        Preopening expenses have been expensed as incurred. The construction phase typically covers a period of 12 to 24 months. The majority of preopening costs are incurred in the three months prior to opening. During the year ended December 31, 2001, the Company incurred preopening expenses of $6.4 million, which included costs incurred prior to the acquisitions of Fiesta Rancho and Fiesta Henderson and costs incurred prior to the opening of Green Valley Ranch Station. During the year ended December 31, 2000, the Company incurred preopening expenses of $3.9 million, which included costs incurred prior to the acquisitions of Santa Fe Station, Fiesta Rancho and Fiesta Henderson, the expansion project at Texas Station and costs incurred prior to the opening of Green Valley Ranch Station. During the year ended December 31, 1999, the Company had no preopening expenses.

  Interest Rate Swaps

        The Company, from time to time, uses interest rate swaps and similar financial instruments to assist in managing interest incurred on its long-term debt. The difference between amounts received and amounts paid under such agreements, as well as any costs or fees, is recorded as a reduction of, or addition to, interest expense as incurred over the life of the swap or similar financial instrument.

  Revenues and Promotional Allowances

        In accordance with industry practice, the Company recognizes as casino revenues the net win from gaming activities, which is the difference between gaming wins and losses. All other revenues are recognized as the service is provided. Revenues include the retail value of accommodations and food and beverage provided on a complimentary basis to customers. The estimated departmental costs of providing such promotional allowances are included in casino costs and expenses and consist of the following (amounts in thousands):

	For the years ended December 31,
	2000	2001	1999
Food and beverage	$59,398	$51,545	$51,916
Room	3,482	3,126	2,527
Other	2,634	3,242	3,106

Total	$65,514	$57,913	$57,549

  Earnings (Loss) Applicable to Common Stock

        In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share", basic EPS is computed by dividing net income (loss) applicable to common stock by the weighted average common shares outstanding during the period. Diluted EPS reflects the additional dilution for all potentially dilutive securities such as stock options and convertible preferred stock.

        The weighted average number of common shares used in the calculation of basic and diluted earnings per share consisted of the following (amounts in thousands):

	For the years ended December 31,
	2001	2000
Weighted average common shares outstanding (used in calculation of basic earnings per share)	57,693	60,519
Potential dilution from the assumed exercise of stock options	2,344	2,597

Weighted average common and common equivalent shares outstanding (used in calculation of diluted earnings per share)	60,037	63,116

        The assumed exercise of stock options for the year ended December 31, 1999 was anti-dilutive and, therefore, not included in the calculation above.

  Recently Issued Accounting Standards

        The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" in June 2001. SFAS No. 141 requires all business combinations initiated after June 30, 2001, to be accounted for using the purchase method. The Company believes that this SFAS will not have a significant impact on its results of operations or financial position.

        The FASB also issued SFAS No. 142, "Goodwill and Other Intangible Assets" in June 2001. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Amortization of goodwill, including goodwill recorded in past business combinations, will cease upon the adoption of SFAS No. 142. The Company will implement SFAS No. 142 on January 1, 2002 and test for impairment in accordance with the provisions of SFAS No. 142 within the first interim period of 2002 and at least annually thereafter. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in that first interim period. At December 31, 2001, the Company had unamortized goodwill that will be subject to the provisions of SFAS No. 142 in the amount of $184.4 million. Amortization expense related to this goodwill was $4.7 million for the year ended December 31, 2001. The impairment tests are currently in process and, upon completion of the tests, the Company anticipates taking an impairment charge related to Fiesta Rancho in the first quarter of 2002. Also, in connection with the purchase of Fiesta Rancho, the Company is amortizing over five years certain additional intangible assets that have a net book value at December 31, 2001 of $4.7 million.

        See "Subsequent Events" in Note 14 for additional information related to Recently Issued Accounting Standards.

  Reclassifications

        Certain amounts in the December 31, 2000 and 1999 consolidated financial statements have been reclassified to conform to the December 31, 2001 presentation. These reclassifications had no effect on the previously reported net income (loss).

2. Receivables

        Components of receivables are as follows (amounts in thousands):

	December 31,
	2001	2000
Casino	$7,705	$7,376
Hotel	2,470	2,546
Other	9,426	4,144

	19,601	14,066
Allowance for doubtful accounts	(4,149)	(2,938)

Receivables, net	$15,452	$11,128

3. Property and Equipment

        Property and equipment consists of the following (amounts in thousands):

		December 31,
	Estimated Life (years)
		2001	2000
Land	—	$112,383	$57,956
Land leases	8-51	4,995	4,995
Buildings and improvements	10-45	857,823	675,696
Furniture, fixtures and equipment	3-7	352,598	258,058
Construction in progress	—	29,479	19,022

		1,357,278	1,015,727
Accumulated depreciation and amortization		(251,176)	(204,278)

Property and equipment, net		$1,106,102	$811,449

        At December 31, 2001 and 2000, substantially all property and equipment of the Company is pledged as collateral for long-term debt.

4. Land Held for Development

        The Company has acquired several parcels of land in the Las Vegas valley as part of its development activities. The Company's decision on whether to proceed with any new gaming opportunity is dependent upon future economic and regulatory factors, the availability of financing and competitive and strategic considerations. As many of these considerations are beyond the Company's control, no assurances can be made that the Company will be able to obtain appropriate licensing or be able to secure additional, acceptable financing in order to proceed with any particular project. As of December 31, 2001, the Company had $98.9 million of land held for development. Land held for development consists primarily of four sites that are owned or leased, which comprise 161 acres. In addition, the Company has options to purchase a total of 66 acres adjacent to two of the sites.

        See "Subsequent Events" in Note 14 for additional information related to Land Held for Development.

  Asset Impairment

        In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", the Company recorded an impairment loss of $4.0 million and $137.4 million in the years ended December 31, 2001 and 1999, respectively, to adjust the carrying value of its fixed assets and land held for development to their estimated fair value. The fair value of the assets was measured using both discounted cash flows and the market value in a sale transaction. In the year ended December 31, 2001, the Company recorded a $4.0 million impairment loss after evaluating all options with respect to a 34-acre parcel, near the intersection of Martin Luther King Jr. Drive and Craig Road in North Las Vegas, as the Company does not intend to develop a casino on this site.

        In the year ended December 31, 1999, approximately $125.2 million of the impairment loss was related to Station Casino St. Charles. In the fourth quarter of 1999, the Company made a decision to reconfigure the existing Station Casino St. Charles facility to a more efficient layout in response to the new open boarding rules promulgated by the Missouri Gaming Commission that began in September 1999 in the St. Louis market. In March 2000, all gaming operations were moved to the existing barge and the existing riverboat was sold. In accordance with SFAS No. 121, the riverboat and miscellaneous other fixed assets were written down by approximately $15 million to their net realizable value. In addition, the Company performed an evaluation of the carrying values of the remaining assets in St. Charles and determined a $110 million write-down of the asset values was necessary. The write-down was deemed appropriate after a review of the property's asset valuations relative to the Company's near-term investment objectives. In December 2000, the Company sold its Missouri assets. The balance of the impairment loss in the year ended December 31, 1999 resulted primarily from the Company's determination that it would sell a 40-acre parcel of land in Henderson, Nevada. Future development of the property was limited to non-gaming purposes. The resulting write-down of the parcel was necessary to reflect the value of the land as a non-gaming site. This land was subsequently sold in the year ended December 31, 2000.

5. Investments in Joint Ventures

        The Company has investments in two 50% owned joint ventures, Green Valley Ranch Station Casino and Barley's Casino and Brewing Company, and a 6.7% investment in a joint venture that operates the Palms Casino Resort in Las Vegas, Nevada, that are accounted for under the equity method. Under the equity method, original investments are recorded at cost and adjusted by the Company's share of earnings, losses and distributions of the joint ventures. The investment balance also includes interest capitalized during the construction period, which is amortized against the earnings of the joint venture. Investments in joint ventures consist of the following (amounts in thousands):

	December 31,
	2001	2000
Green Valley Ranch Station Casino (50.0%)	$52,596	$36,057
Barley's Casino and Brewing Company (50.0%)	2,608	3,019
Palms Casino Resort (6.7%)	16,808	9,153

Investments in joint ventures	$72,012	$48,229

6. Long-term Debt

        Long-term debt consists of the following (amounts in thousands):

	December 31,
	2001	2000
Amended and restated reducing revolving credit facility, $234.8 million limit at December 31, 2001, due September 30, 2003, interest at a margin above the bank's prime rate or the Eurodollar Rate (5.4% at December 31, 2001)	$108,100	$64,000
8 3/8% senior notes, interest payable semi-annually, principal due February 15, 2008	400,000	—
9 7/8% senior subordinated notes, interest payable semi-annually, principal due July 1, 2010, net of unamortized discount of $1.3 million at December 31, 2001	373,662	373,566
8 7/8% senior subordinated notes, interest payable semi-annually, principal due December 1, 2008	199,900	199,900
9 3/4% senior subordinated notes, interest payable semi-annually, principal due April 15, 2007, net of unamortized discount of $3.7 million at December 31, 2001	146,287	145,782
10 1/8% senior subordinated notes	—	197,205
Other long-term debt, collateralized by various assets including equipment and land, monthly installments including interest ranging from 8.0% to 9.0% at December 31, 2001	3,682	9,172

Total long-term debt	1,231,631	989,625
Current portion of long-term debt	(332)	(5,684)
Market value of interest rate swaps	5,459	—

Total long-term debt, net	$1,236,758	$983,941

        In February 2001, the Company reduced the commitments under its existing bank credit facility (the "Revolving Facility") from $380.8 million to $300.8 million, and then to $234.8 million in December 2001. The Borrowers are the material operating subsidiaries and the Revolving Facility is secured by substantially all of the Company's assets. The Revolving Facility matures on September 30, 2003. The availability under the Revolving Facility will be reduced by $0.2 million on December 31, 2002, by $30.6 million on March 31, 2003 and June 30, 2003 and by $173.3 million on September 30, 2003. Borrowings under the Revolving Facility bear interest at a margin above the Alternate Base Rate or the Eurodollar Rate (each, as defined in the Revolving Facility), as selected by the Company. The margin above such rates, and the fee on the unfunded portions of the Revolving Facility, will vary quarterly based on the Company's combined consolidated ratio of debt to EBITDA (each, as defined in the Revolving Facility). As of December 31, 2001, the Borrowers' margin above the Eurodollar Rate on borrowings under the Revolving Facility was 2.75%. The maximum margin for Eurodollar Rate borrowings is 3.00%. The maximum margin for Alternate Base Rate borrowings is 1.50%. As of December 31, 2001, the fee for the unfunded portion of the Revolving Facility was 50 basis points.

        The Revolving Facility contains certain financial and other covenants. These include a maximum funded debt to Adjusted EBITDA ratio for the Borrowers combined of 2.25 to 1.00 for each quarter, a minimum fixed charge coverage ratio for the preceding four quarters for the Borrowers combined of 1.50 to 1.00 for each quarter, limitations on indebtedness, limitations on asset dispositions, limitations on investments, limitations on prepayments of indebtedness and rent and limitations on capital expenditures.

        As of December 31, 2001, the Borrowers combined funded debt to Adjusted EBITDA ratio was 0.42 to 1.00 and their combined fixed charge coverage ratio for the preceding four quarters ended December 31, 2001 was 1.86 to 1.00. A tranche of the Revolving Facility contains a minimum tangible net worth requirement for Palace Station and certain restrictions on distributions of cash from Palace Station to the Company. As of December 31, 2001, Palace Station's tangible net worth exceeded the requirement by approximately $10.8 million. These covenants limit Palace Station's ability to make payments to the Company, a significant source of anticipated cash for the Company.

        In addition, the Revolving Facility has financial and other covenants relating to the Company, including a tangible net worth covenant. On October 26, 2001, the Company amended various covenants contained in the Revolving Facility, including a one-time waiver as of September 30, 2001, for the consolidated funded debt to Adjusted EBITDA ratio. The amendment also raised the maximum consolidated funded debt to Adjusted EBITDA ratio to no more than 6.00 to 1.00 on December 31, 2001 through June 30, 2002, which reduces to 5.75 to 1.00 on September 30, 2002 through December 31, 2002, to 5.25 to 1.00 on March 31, 2003 through June 30, 2003, and to 5.00 to 1.00 on September 30, 2003. Other covenants limit prepayments of indebtedness or rent (including, subordinated debt other than refinancings meeting certain criteria), limitations on asset dispositions, limitations on dividends, limitations on indebtedness, limitations on investments and limitations on capital expenditures. The Revolving Facility also prohibits the Company from holding excess cash and cash equivalents. As of December 31, 2001, the Company's consolidated funded debt to Adjusted EBITDA ratio was 5.48 to 1.00. The Company has pledged the stock of all of its material subsidiaries.

        In February 2001, the Company completed an offering of $300.0 million of senior notes due in February 2008 (the "Senior Notes"). The Senior Notes bear interest at a rate equal to 8 3/8% per annum and were priced at par. The indentures governing the Senior Notes contain substantially the same covenants as the Company's senior subordinated notes as well as a limitation on liens the Company can incur. The proceeds from the Senior Notes were used to repay amounts outstanding on the Revolving Facility and to redeem $100.0 million in principal amount of the 10 1/8% senior subordinated notes due 2006. The redemption of the senior subordinated notes was completed on March 15, 2001. The Company recorded an extraordinary charge of approximately $4.2 million, net of the applicable tax benefit, related to the redemption of the senior subordinated notes.

        In May 2001, the Company completed an additional offering of $100.0 million of the Senior Notes. The proceeds from the additional offering of the Senior Notes were used to redeem the remaining $98 million principal amount of the 10 1/8% senior subordinated notes due 2006. The redemption of the senior subordinated notes was completed on June 13, 2001. The Company recorded an extraordinary charge of approximately $4.0 million, net of the applicable tax benefit, related to the redemption of the senior subordinated notes.

        In July 2000, the Company completed an offering of $375.0 million of senior subordinated notes due in July 2010 that have equal priority with the Company's other senior subordinated notes. The $375.0 million senior subordinated notes bear interest payable semi-annually at a rate of 9 7/8%. The discount on the $375.0 million senior subordinated notes was recorded as a reduction to long-term debt. Proceeds from the sale of the $375.0 million senior subordinated notes were used to repay all amounts outstanding on the Company's $200 million term loan and the term loan was terminated. The remaining proceeds were used to reduce amounts outstanding under our Revolving Facility. The Company recorded an extraordinary charge of $0.4 million (net of applicable tax benefit) to reflect the write-off of the unamortized loan costs related to the termination of the term loan.

        In December 1998, the Company completed an offering of $199.9 million of senior subordinated notes due in December 2008 that have equal priority with the Company's other senior subordinated notes. The $199.9 million senior subordinated notes bear interest payable semi-annually, at a rate of 8 7/8% per year (the "8 7/8% Notes"). At December 31, 1998, the Company had deposited the net proceeds from the sale of the 8 7/8% Notes and a portion of the funds borrowed under the Revolving Facility in a separate trust account with the trustee under the indenture relating to the 9 5/8% senior subordinated notes (the "9 5/8% Notes") to redeem and to pay accrued interest and redemption premiums related to the 9 5/8% Notes on the redemption date. The redemption occurred on January 4, 1999. The Company recorded an extraordinary charge of $10.4 million (net of applicable tax benefit) to reflect the write-off of the unamortized debt discount, unamortized loan costs and the premium to redeem the 9 5/8% Notes.

        The indentures governing the Company's senior subordinated notes (the "Notes") and senior notes (the "Indentures") contain certain customary financial and other covenants, which limit the Company and its subsidiaries' ability to incur additional debt and to pay dividends. At December 31, 2001, the Company's Consolidated Coverage Ratio (as defined in the Indentures) was 2.15 to 1.00. The Indentures provide that the Company may not incur additional indebtedness, other than specified types of indebtedness, unless the Consolidated Coverage Ratio is at least 2.00 to 1.00. As a result, the covenant limits the Company's ability to incur additional indebtedness for borrowings under the Revolving Facility not to exceed the greater of $200 million or 1.5 times Operating Cash Flow (as defined) for the four most recent quarters, plus $15 million. The limitation on the incurrence of additional indebtedness and dividend restrictions in the Indentures significantly restricts the Company's ability to pay dividends on its capital stock. On August 10, 2000, the Company completed a consent solicitation with the holders of the Notes to exclude the write-down of assets at Station Casino St. Charles in December 1999 from the definition of consolidated net income. On June 21, 2001, the Company completed a consent solicitation with the holders of the Notes for the 8 7/8% senior subordinated notes due 2008 and the 9 3/4% senior subordinated notes due 2007 to exclude extraordinary or nonrecurring gains or losses from the definition of consolidated net income. The Indentures also give the holders of the Notes the right to require the Company to purchase the Notes at 101% of the principal amount of the Notes plus accrued interest thereon upon a Change of Control and Rating Decline (each as defined in the Indentures) of the Company.

        During 2001, the Company entered into various interest rate swaps with members of its bank group to manage interest expense. The interest rate swaps have converted a portion of the Company's fixed-rate debt to a floating rate. As of December 31, 2001, the Company has interest rate swap agreements with a total notional amount of $300.0 million in which it pays a floating rate (weighted average at December 31, 2001 of approximately 6.12%) and receives a fixed rate (weighted average at December 31, 2001 of approximately 9.56%). The net effect of the interest rate swaps resulted in a reduction in interest expense of $4.9 million for the year ended December 31, 2001. The interest rate swaps terminate as follows: $150.0 million in 2007, $50.0 million in 2008, and $100.0 million in 2010.

        The above interest rate swaps qualify for the "shortcut" method allowed under SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", which allows for an assumption of no ineffectiveness. As such, there is no income statement impact from changes in the fair value of the hedging instruments. Instead, the fair value of the instrument is recorded as an asset or liability on the Company's balance sheet with an offsetting adjustment to the carrying value of the related debt. In accordance with SFAS No. 133, the Company recorded an asset of $5.5 million, representing the fair value of the interest rate swaps and a corresponding increase in long-term debt, as these interest rate swaps are considered highly effective under the criteria established by SFAS No. 133.

        The estimated fair value of the Company's long-term debt at December 31, 2001 was approximately $1.25 billion, compared to its book value of approximately $1.23 billion. The estimated fair value amounts were based on quoted market prices on or about December 31, 2001, for the Company's debt securities that are publicly traded. For the Revolving Facility, the fair value approximates the carrying amount of the debt due to the short-term maturities of the individual components of the debt.

        Scheduled maturities of long-term debt are as follows (amounts in thousands):

Years ending December 31,
2002	$332
2003	111,118
2004	121
2005	126
2006	67
Thereafter	1,119,867

Total	$1,231,631

        See "Subsequent Events" in Note 14 for additional information related to Long-term Debt.

7. Commitments and Contingencies

  Boulder Station Lease

        The Company entered into a ground lease for 27 acres of land on which Boulder Station is located. The Company leases this land from KB Enterprises, a company owned by Frank J. Fertitta, Jr. and Victoria K. Fertitta (the "Related Lessor"), the parents of Frank J. Fertitta III, Chairman of the Board and Chief Executive Officer of the Company and Lorenzo J. Fertitta, President of the Company. The lease has a maximum term of 65 years, ending in June 2058. The lease provides for monthly payments of $135,525 through June 2003. In July 2003, and every ten years thereafter, the rent will be adjusted to the product of the fair market value of the land and the greater of (i) the then prevailing annual rate of return for comparably situated property or (ii) 8% per year. In no event will the rent for any period be less than the immediately preceding period. In July 2008, and every ten years thereafter, the rent will be adjusted by a cost of living factor. Pursuant to the ground lease, the Company has an option, exercisable at five-year intervals with the next option in June 2003, to purchase the land at fair market value. The Company's leasehold interest in the property is subject to a lien to secure borrowings under the Revolving Facility.

  Texas Station Lease

        The Company entered into a ground lease for 47 acres of land on which Texas Station is located. The Company leases this land from Texas Gambling Hall & Hotel, Inc. a company owned by the Related Lessor. The lease has a maximum term of 65 years, ending in July 2060. The lease provides for monthly rental payments of $287,500 through June 2005. In July 2005, and every ten years thereafter, the rent will be adjusted by a cost of living factor. In July 2010, and every ten years thereafter, the rent will be adjusted to the product of the fair market value of the land and the greater of (i) the then prevailing annual rate of return being realized for owners of comparable land in Clark County or (ii) 8% per year. In no event will the rent for any period be less than the immediately preceding period. Pursuant to the ground lease, the Company has an option, exercisable at five-year intervals with the next option in May 2005, to purchase the land at fair market value. The Company's leasehold interest in the property is subject to a lien to secure borrowings under the Revolving Facility.

  Sunset Station Lease

        In June 1994, the Company entered into a lease agreement for approximately 48 acres of land on which Sunset Station is located. In June 2001, the Company exercised its option to purchase this land for $23.9 million. The purchase price was funded with borrowings from the Company's Revolving Facility.

  Operating Leases

        The Company leases several parcels of land, buildings and equipment used in its operations. Leases on various parcels ranging from 13 acres to 47 acres have terms expiring between August 2009 and March 2099. Future minimum lease payments required under these operating leases and other noncancelable operating leases are as follows (amounts in thousands):

Years ending December 31,
2002	$12,720
2003	13,385
2004	13,358
2005	11,996
2006	11,784
Thereafter	633,546

Total	$696,789

        Rent expense totaled approximately $11.8 million, $10.9 million and $14.6 million for the years ended December 31, 2001, 2000 and 1999, respectively.

  Green Valley Ranch Station

        Green Valley Ranch Station, located at the intersection of Interstate 215 Southern Beltway and Green Valley Parkway in Henderson, Nevada, opened on December 18, 2001. The Company jointly developed the project on 40 acres of a 170-acre multi-use commercial development with GCR Gaming, which is principally owned by members of the Greenspun family. The Company is the managing partner of Green Valley Ranch Station and receives a management fee for its services of two percent of the property's revenues and approximately five percent of EBITDA.

        During the third quarter of 2001, the Company completed financing for Green Valley Ranch Station. The financing was completed with a group of banks, and provides for borrowings up to $165.0 million at a margin above the LIBOR rate of up to 250 basis points. Also during the third quarter of 2001, the Company entered into an agreement to swap the majority of this floating rate to a fixed rate that will approximate 6.9% during the term of the loan. The loan requires initial equity contributions from each partner of $50.0 million and equity contributions for a completion guaranty, if necessary (if project costs exceed $300.0 million) and for a limited make-well of $44.0 million, if necessary (based on operating results of the project). Both the completion guaranty and make-well are joint and several obligations of each partner, with GCR Gaming's obligation collateralized. It is currently anticipated that the total cost of the project will exceed $300 million; however, the final cost has not been determined. The make-well agreement will terminate upon achieving a debt to EBITDA ratio of less than or equal to 3.00 to 1.00 and producing EBITDA before management fees of at least $42.0 million. In addition to the initial equity contributions and the bank financing, the Company has completed approximately $35.0 million of equipment financing.

  United Auburn Indian Community

        In October 1999, the Company entered into a Development Services Agreement and a Management Agreement with the United Auburn Indian Community (the "UAIC"). Subject to the receipt of certain governmental approvals, the Company and the UAIC intend to develop a gaming and entertainment facility on 49 acres, located approximately seven miles north of Interstate 80, in Placer County, California, near Sacramento. In March 2002, the United States Department of the Interior published in the Federal Register a Notice of Final Agency Determination ("Determination") to take certain land into trust for the benefit of the UAIC of California. The publication commences a thirty-day period in which interested parties may seek judicial review of the Determination. However, there can be no assurances when or if the additional government approvals will be received. The scope and timing of this project have yet to be determined. As of December 31, 2001, the Company had $10.4 million invested in the development of this project. In the event the land is not placed into trust, this investment would be written off. See "Subsequent Events" in Note 14 for additional information related to the UAIC.

        See "Subsequent Events" in Note 14 for additional information related to Commitments and Contingencies.

8. Stockholders' Equity

  Common Stock

        On May 23, 2000, the Company announced a 3-for-2 stock split. The record date for the stock split was June 30, 2000 and the distribution date was July 17, 2000. Cash was paid for all fractional shares. All share data has been adjusted retroactively in the accompanying consolidated financial statements for the 3-for-2 stock split.

        The Company is authorized to issue up to 135,000,000 shares of its common stock, $0.01 par value per share (the "Common Stock"), 65,349,368 shares of which were issued and 7,987,882 shares were held in treasury as of December 31, 2001. Each holder of the Common Stock is entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Holders of the Common Stock have no cumulative voting, conversion, redemption or preemptive rights or other rights to subscribe for additional shares other than pursuant to the Rights Plan described below. Subject to any preferences that may be granted to the holders of the Company's preferred stock, each holder of Common Stock is entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore, as well as any distributions to the stockholders and, in the event of liquidation, dissolution or winding up of the Company, is entitled to share ratably in all assets of the Company remaining after payment of liabilities.

  Preferred Stock

        The Company is authorized to issue up to 5,000,000 shares of its preferred stock, $0.01 par value per share (the "Preferred Stock"). As of June 14, 1999, adjusted for the stock split, the Company redeemed all 2,070,000 shares of its $3.50 Convertible Preferred Stock in exchange for 10,112,448 shares of the Company's Common Stock. The Board of Directors, without further action by the holders of Common Stock, may issue shares of Preferred Stock in one or more series and may fix or alter the rights, preferences, privileges and restrictions, including the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation rates, liquidation preferences, conversion rights and the description and number of shares constituting any wholly unissued series of Preferred Stock. Except as described above, the Board of Directors, without further stockholder approval, may issue shares of Preferred Stock with rights that could adversely affect the rights of the holders of Common Stock. The issuance of shares of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change of control of the Company or other corporate action.

  Treasury Stock

        On July 27, 2001, the Board of Directors authorized the repurchase of an additional 10 million shares of Common Stock. As a result, the Company is authorized to repurchase up to approximately 19.5 million shares of its Common Stock. In July 2000, the Company entered into an equity forward contract that allowed for shares of the Company's Common Stock to be purchased by a financial institution and held on the Company's behalf. In January 2001, the Company closed out the contract and purchased 3.2 million shares for approximately $46.0 million. As of December 31, 2001, the Company had acquired 8.0 million shares at a cost of $99.2 million, of which approximately 1.0 million shares at a cost of $8.4 million were related to the sale of Southwest Gaming.

  Put Warrants

        In 2001, the Company sold put warrants on a total of 215,000 shares of its Common Stock and later in 2001, upon exercise of the put warrant, purchased the shares for $2.6 million. During the quarter ended March 31, 2000, the Company sold put warrants on 2.2 million shares of its Common Stock. In April 2000, warrants on 1.1 million shares expired unexercised. In July 2000, the remaining warrants on 1.1 million shares were rolled into another put warrant for 1.1 million shares, which was terminated in August 2000.

  Rights Plan

        On October 6, 1997, the Company declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. The dividend was paid on October 21, 1997. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock, par value $0.01 per share ("Preferred Shares") of the Company at a price of $40.00 per one one-hundredth of a Preferred Share, subject to adjustment. The Rights are not exercisable until the earlier of 10 days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding Common Stock ("Acquiring Person") or 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Stock.

        The Rights will expire on October 21, 2007. Acquiring Persons do not have the same rights to receive Common Stock as other holders upon exercise of the Rights. Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, the proper provisions will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter become void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right. In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon exercise thereof, that number of shares of Common Stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. Because of the characteristics of the Rights in connection with a person or group of affiliated or associated persons becoming an Acquiring Person, the Rights may have the effect of making an acquisition of the Company more difficult and may discourage such an acquisition.

9. Benefit Plans

  Stock Compensation Programs

        The Company has adopted a Stock Compensation Program which includes (i) an Incentive Stock Option Plan for the grant of incentive stock options, (ii) a Compensatory Stock Option Plan providing for the grant of nonqualified stock options, (iii) a Restricted Shares Plan providing for the grant of restricted shares of common stock and (iv) a Nonemployee Director Stock Option Plan, providing for the grant of nonqualified stock options. The Company has also adopted the 1999 Stock Compensation Program (combined with the Stock Compensation Program "the Programs"), which includes (i) the 1999 Compensatory Stock Option Plan providing for the grant of nonqualified stock options to employees who are not officers or directors of the Company and (ii) the 1999 Share Plan which grants shares of common stock to employees based on their length of service with the Company. Officers, key employees, directors (whether employee or nonemployee) and independent contractors or consultants of the Company and its subsidiaries are eligible to participate in the programs. However, only employees of the Company and its subsidiaries are eligible to receive incentive stock options.

        A maximum of 17,710,500 shares of common stock has been reserved for issuance under the Programs. Options are granted at the current market price at the date of grant. The plan provides for a variety of vesting schedules, including immediate, twenty percent per year for five years, ten percent per year for ten years, and a cliff vest at the vesting date, to be determined at the time of grant. All options expire ten years from the date of grant.

        The Programs will terminate ten years from the date of adoption, unless terminated earlier by the Board of Directors, and no options or restricted shares may be granted under the Programs after such date. Summarized information for the Programs is as follows:

	For the years ended December 31,
	2001		2000		1999
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding at beginning of the year	10,765,592	$9.91	9,908,493	$9.01	9,004,995	$8.29
Granted	4,298,000	$11.02	1,820,250	$13.93	1,126,149	$14.37
Exercised	(132,638)	$6.10	(277,884)	$6.18	(107,224)	$7.72
Canceled	(293,171)	$12.64	(685,267)	$8.93	(115,427)	$5.75

Outstanding at end of the year	14,637,783	$10.22	10,765,592	$9.91	9,908,493	$9.01

Exercisable at end of year	7,655,597	$9.64	6,479,932	$9.82	5,652,665	$10.09

Options available for grant	510,811		5,808,296		6,914,195

        The following table summarizes information about the options outstanding at December 31, 2001:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2001	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2001	Weighted Average Exercise Price
$ 3.29—$ 3.58	86,250	6.7	$3.57	35,250	$3.55
$ 5.00—$ 6.58	2,888,436	6.2	$5.12	1,876,748	$5.11
$ 7.69—$11.38	5,840,930	6.5	$9.05	3,360,930	$9.41
$11.54—$16.81	5,822,167	6.5	$14.03	2,382,669	$13.64

	14,637,783	6.5	$10.22	7,655,597	$9.64

        Restricted stock grants of 1,297,800, 6,000 and 495,000 shares were issued during the years ended December 31, 2001, 2000 and 1999, respectively. The effect of these grants is to increase the issued and outstanding shares of the Company's common stock and decrease the number of shares available for grant in the plan. Deferred compensation is recorded for the restricted stock grants equal to the market value of the Company's common stock on the date of grant. The deferred compensation is amortized over the period the restricted stock vests and is recorded as compensation expense in the accompanying consolidated statements of operations.

        The Company applies APB Opinion No. 25 and related interpretations in accounting for the Programs. Accordingly, compensation expense recognized was different than what would have been otherwise recognized under the fair value based method defined in SFAS No. 123, "Accounting for Stock-Based Compensation". Had compensation expense for the plans been determined in accordance with SFAS No. 123, the effect on the Company's net income (loss) applicable to common stock and basic and diluted earnings (loss) per common share would have been as follows (amounts in thousands, except per share data):

	For the years ended December 31,
	2001	2000	1999
Net income (loss) applicable to common stock:
As reported	$19,369	$93,505	$(44,758)
Proforma	$14,150	$89,949	$(48,526)
Basic earnings (loss) per common share:
As reported	$0.34	$1.55	$(0.76)
Proforma	$0.25	$1.49	$(0.83)
Diluted earnings (loss) per common share:
As reported	$0.32	$1.48	$(0.76)
Proforma	$0.24	$1.43	$(0.83)

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing method with the following assumptions:

	For the years ended December 31,
	2001	2000	1999
Expected dividend yield	—	—	—
Expected stock price volatility	52.00%	52.00%	50.00%
Risk-free interest rate	4.03%	6.12%	5.90%
Expected average life of options (years)	3.83	4.36	3.91
Expected fair value of options granted	$4.73	$6.68	$6.31

        Because the SFAS No. 123 method of accounting has not been applied to options granted prior to April 1, 1995, the resulting pro forma net income may not be representative of that to be expected in future years.

  401(k) Plan

        The Company has a defined contribution 401(k) plan, which covers all employees who meet certain age and length of service requirements and allows an employer contribution up to 50 percent of the first four percent of each participating employee's compensation. Plan participants can elect to defer before tax compensation through payroll deductions. These deferrals are regulated under Section 401(k) of the Internal Revenue Code. The Company's matching contribution was approximately $1.7 million, $2.2 million and $2.1 million for the years ended December 31, 2001, 2000 and 1999, respectively.

10. Executive Compensation Plans

        The Company has employment agreements with certain of its executive officers. These contracts provide for, among other things, an annual base salary, supplemental long-term disability and supplemental life insurance benefits in excess of the Company's normal coverage for employees. In addition, the Company has adopted a Supplemental Executive Retirement Plan for its Chief Executive

Officer and a Supplemental Management Retirement Plan for certain key executives as selected by the Human Resources Committee of the Company's Board of Directors. Other executive plans include a Deferred Compensation Plan and a Long-Term Stay-On Performance Incentive Plan.

11. Income Taxes

        The Company files a consolidated federal income tax return. The benefit (provision) for income taxes for financial reporting purposes consists of the following (amounts in thousands):

	For the years ended December 31,
	2001	2000	1999
Income tax benefit (provision) from continuing operations	$(15,550)	$(54,098)	$14,929
Tax benefit from extraordinary loss on early retirement of debt	4,456	294	5,736

Total income taxes.	$(11,094)	$(53,804)	$20,665

        The benefit (provision) for income taxes attributable to the net income (loss) consists of the following (amounts in thousands):

	For the years ended December 31,
	2001	2000	1999
Current	$108	$(22,266)	$(14,960)
Deferred	(11,202)	(31,538)	35,625

Total income taxes	$(11,094)	$(53,804)	$20,665

        The income tax benefit (provision) differs from that computed at the federal statutory corporate tax rate as follows:

	For the years ended December 31,
	2001	2000	1999
Federal statutory rate	35.0%	35.0%	35.0%
Lobbying and political	0.7	0.3	(1.2)
Meals and entertainment	2.2	0.6	(0.9)
Credits earned, net	(1.8)	(0.3)	0.8
Sale of subsidiary	(1.5)	—	—
Other, net	1.8	0.9	(1.2)

Effective tax rate	36.4%	36.5%	32.5%

        The tax effects of significant temporary differences representing net deferred tax assets and liabilities are as follows (amounts in thousands):

	December 31,
	2001	2000
Deferred tax assets:
Current:
Accrued vacation, bonuses and group insurance	$5,101	$6,088
Prepaid gaming taxes	(4,621)	(2,911)
Other	3,782	4,071

Total current	4,262	7,248

Long-term:
Preopening and other costs, net of amortization	3,248	1,857
Accrued benefits	7,612	5,640
FICA credits	827	—
Alternative minimum tax credits	18,221	16,086

Total long-term	29,908	23,583

Total deferred tax assets	34,170	30,831

Deferred tax liabilities:
Long-term:
Temporary differences related to property and equipment	(66,991)	(45,920)
Other	(3,370)	(8,999)

Total deferred tax liabilities	(70,361)	(54,919)

Net	$(36,191)	$(24,088)

        The excess of the alternative minimum tax over the regular federal income tax is a tax credit, which can be carried forward indefinitely to reduce future regular federal income tax liabilities. The Company did not record a valuation allowance at December 31, 2001 or 2000 relating to recorded tax benefits because all benefits are more likely than not to be realized.

12. Legal Matters

        The Company and its subsidiaries are defendants in various lawsuits relating to routine matters incidental to their business. As with all litigation, no assurances can be provided as to the outcome of the following matters and litigation inherently involves significant costs.

  Poulos/Ahearn Case

        On April 26, 1994, a suit seeking status as a class action lawsuit was filed by plaintiff, William H. Poulos, et al., as class representative, in the United States District Court, Middle District of Florida, naming 41 manufacturers, distributors and casino operators of video poker and electronic slot machines, including the Company. On May 10, 1994, a lawsuit alleging substantially identical claims was filed by another plaintiff, William Ahearn, et al., as class representative, in the United States District Court, Middle District of Florida, against 48 manufacturers, distributors and casino operators of video poker and electronic slot machines, including the Company and most of the other major hotel/casino companies. The lawsuits allege that the defendants have engaged in a course of fraudulent and misleading conduct intended to induce persons to play such games based on a false belief concerning how the gaming machines operate, as well as the extent to which there is an opportunity to win. The two lawsuits have been consolidated into a single action, and have been transferred to the United States District Court for the District of Nevada. On September 26, 1995, a lawsuit alleging substantially identical claims was filed by plaintiff, Larry Schreier, et al., as class representative, in the United States District Court for the District of Nevada, naming 45 manufacturers, distributors, and casino operators of video poker and electronic slot machines, including the Company. Motions to dismiss the Poulos/Ahearn and Schreier cases were filed by defendants. On April 17, 1996, the Poulos/Ahearn lawsuits were dismissed, but plaintiffs were given leave to file Amended Complaints on or before May 31, 1996. On May 31, 1996, an Amended Complaint was filed, naming William H. Poulos, et al., as plaintiff. Defendants filed a motion to dismiss. On August 15, 1996, the Schreier lawsuit was dismissed with leave to amend. On September 27, 1996, Schreier filed an Amended Complaint. Defendants filed motions to dismiss the Amended Complaint. In December 1996, the Court consolidated the Poulos/Ahearn, the Schreier, and a third case not involving the Company and ordered all pending motions be deemed withdrawn without prejudice, including Defendants' Motions to Dismiss the Amended Complaints. The plaintiffs filed a Consolidated Amended Complaint on February 13, 1997. On or about December 19, 1997, the Court issued formal opinions granting in part and denying in part the defendants' motion to dismiss. In so doing, the Court ordered plaintiffs to file an amended complaint in accordance with the Court's orders in January of 1998. Accordingly, plaintiffs amended their complaint and filed it with the United States District Court for the District of Nevada in February 1998. The Company and all other defendants continue to deny the allegations contained in the amended complaint filed on behalf of plaintiffs. The plaintiffs are seeking compensatory, special, consequential, incidental, and punitive damages in unspecified amounts. The defendants have committed to vigorously defend all claims and allegations contained in the consolidated action. The parties have fully briefed the issues regarding class certification, which are currently pending before the court. The Company does not expect that the lawsuits will have a material adverse effect on the Company's financial position or results of operations.

  Fitzgerald's Sugar Creek, Inc. v. Kansas City Station Corp., et al.

        On December 20, 2000, the Company and Kansas City Station Corporation were named as defendants in an action styled Fitzgerald Sugar Creek, Inc. v. Kansas City Station Corp., et al., No. 00CV230480 (Circuit Court of Jackson County, Missouri). The plaintiff alleges that the defendants are liable for unspecified actual and punitive damages and other relief, based on alleged tortuous interference with the plaintiff's business expectancy of receiving a Missouri gaming license in the Kansas City metropolitan area. The allegations of the petition appear to be based on the same issues involved in the investigation by the Missouri Gaming Commission related to activities of Michael Lazaroff, an attorney who formerly represented the Company in Missouri. The plaintiff also alleges claims based on fraudulent concealment and civil conspiracy. The Company and its subsidiary responded to this lawsuit on January 19, 2001 and moved to remove the case to bankruptcy court in Nevada. On March 29, 2001, the United States Bankruptcy Court for the Western District of Missouri remanded the case to the Circuit Court of Jackson County, Missouri. On April 19, 2001, defendants filed a motion to dismiss plaintiff's petition. On August 10, 2001, the Circuit Court (1) granted that motion to dismiss as to the civil conspiracy claim, and (2) denied that motion to dismiss as to the tortuous interference with business expectancy and fraudulent concealment claims. On November 21, 2001, Philip Griffith and the City of Sugar Creek, Missouri (the "City") were added as plaintiffs in this case. The new plaintiffs also allege claims for tortuous interference with business expectancy and fraudulent concealment. On December 17, 2001, defendants filed a motion to dismiss all of Griffith's and the City's claims. On March 15, 2002, the Circuit Court denied that motion to dismiss in its entirety. While no assurances can be made with respect to any litigation, the Company believes that the plaintiff's claims are without merit and does not expect that the lawsuit will have a material adverse effect on the Company's financial position or results of operations.

  National Labor Relations Board Charge

        On March 29, 2001, the Culinary Workers Union 226 and the Bartenders Union Local 165 (collectively, the "Charging Parties") filed an unfair labor practice charge with the National Labor Relations Board (the "NLRB") against the Company (the "NLRB Charge"). The NLRB Charge alleged that the Company (1) had systematically discriminated in hiring at Santa Fe Station Hotel & Casino based on whether an applicant previously worked at that location and was represented by the Charging Parties, and (2) had failed and refused to recognize and bargain with the Charging Parties as the exclusive collective bargaining representative of a certain unit of employees at that location. On May 31, 2001, the NLRB Regional Director refused to issue a complaint on the NLRB Charge (the "Regional Director's Decision"). On June 14, 2001, the Charging Parties filed an appeal from the Regional Director's Decision with the Director of Office of Appeals for the NLRB. On June 29, 2001, the Director of Office of Appeals for the NLRB denied that appeal.

  Harrah's Litigation

        On July 13, 2001, the Company and five of its major operating subsidiaries were named as defendants in a lawsuit brought by Harrah's Entertainment, Inc. and Harrah's Operating Company, Inc. in the United States District Court, District of Nevada (CV-S-01-0825-PMP-RJJ). The plaintiffs allege that the Company and its subsidiaries are liable for unspecified actual and punitive damages, and they seek injunctive and other relief, based on allegations that the Company's "Boarding Pass Rewards Program" infringes on various patents held by the plaintiffs. On October 5, 2001, the Company and the subsidiaries filed their answer and counterclaim. On April 4, 2002, plaintiffs filed an amended complaint, which added an affiliate of the Company as an additional defendant. On April 22, 2002, the Company and its subsidiaries and affiliate filed their amended answer and counterclaim. The amended counterclaim seeks a declaratory judgment that plaintiffs' patents (1) are not infringed by the Company's and the subsidiaries' actions, (2) are invalid under federal patent law, and (3) are rendered unenforceable due to plaintiffs' inequitable conduct. While no assurances can be made with respect to any litigation, the Company believes that the plaintiff's claims are without merit and does not expect that the lawsuit will have a material adverse effect on its financial position or results of operations.

13. Quarterly Financial Information (Unaudited)

	Net revenues	Operating income (loss)	Income (loss) before income taxes and extraordinary item	Net income (loss) applicable to common stock	Diluted earnings (loss) per common share
	(amounts in thousands, except per share amounts)
Year ended December 31, 2001
First quarter	$209,722	$41,632	$16,783	$6,505	$0.11
Second quarter	212,813	36,511	12,261	3,807	0.06
Third quarter	212,413	30,505	7,179	4,595	0.08
Fourth quarter	204,413	32,191	6,972	4,462	0.08
Year ended December 31, 2000
First quarter	$254,843	$58,306	$35,453	$22,336	$0.35
Second quarter	244,328	55,074	32,638	20,725	0.33
Third quarter	249,062	47,301	24,844	15,569	0.25
Fourth quarter	243,445	82,131	55,214	34,875	0.55

14. Subsequent Events

  Summary of Significant Accounting Policies and Basis of Presentation

  Goodwill and Other Intangibles

        The FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets" in June 2001. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Amortization of goodwill, including goodwill recorded in past business combinations, ceased upon the adoption of SFAS No. 142. The Company implemented SFAS No. 142 on January 1, 2002 and tested for impairment in accordance with the provisions of SFAS No. 142 in the first quarter of 2002. As a result, the Company recorded an impairment loss of $13.3 million, net of the applicable tax benefit, related to the acquisition of Fiesta Rancho, which is shown as a cumulative effect of a change in accounting principle for the quarter ended March 31, 2002. Also, in connection with the acquisition of Fiesta Rancho, the Company is amortizing over five years certain additional intangible assets that have a net book value at June 30, 2002 of $4.1 million.

        The following table illustrates what the effect of adopting SFAS No. 142 would have had on income before extraordinary item, net income and earnings per common share for the years end December 31,

2001, 2000 and 1999, adjusted to exclude amortization expense related to goodwill that is no longer being amortized (amounts in thousands):

	For the years ended December 31,
	2001	2000	1999
Income (loss) before extraordinary item and cumulative effect of change in accounting principle	$27,645	$94,051	$(32,294)
Goodwill Amortization, net	3,203	561	102

Adjusted income (loss) before extraordinary item and cumulative effect of change in accounting principle	30,848	94,612	(32,192)
Extraordinary item	(8,276)	(546)	(10,653)

Adjusted Net Income (Loss)	$22,572	$94,066	$(42,845)

Basic Earnings (Loss) Per Common Share:
Reported net income (loss) before extraordinary item and accounting change	$0.48	$1.55	$(0.58)
Goodwill Amortization, net	0.06	0.01	—

Adjusted Net Income (Loss)	0.54	1.56	(0.58)
Extraordinary item	(0.14)	(0.01)	(0.18)

Adjusted earnings (loss) per share	$0.40	$1.55	$(0.76)

Diluted Earnings (Loss) Per Common Share:
Reported net income (loss) before extraordinary item and accounting change	$0.46	$1.49	$(0.58)
Goodwill Amortization, net	0.05	0.01	—

Adjusted Net Income (Loss)	0.51	1.50	(0.58)
Extraordinary item	(0.14)	(0.01)	(0.18)

Adjusted earnings (loss) per share	$0.37	$1.49	$(0.76)

  Recently Issued Accounting Standards

        In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the related asset retirement costs. This SFAS applies to all entities and applies to all legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS No. 143 will be effective for the Company's 2003 financial statements. The Company believes that this SFAS will not have a significant impact on its financial position or results of operations.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 requires that one accounting model be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions. SFAS No. 144 is effective for 2002 financial statements and the Company believes it will not have a material effect on the Company's financial position or results of operations.

        The FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" in April 2002. SFAS No. 145 changes the criteria for reporting any gain or loss resulting from the extinguishment of debt as an extraordinary item for financial statements issued for fiscal years beginning after May 15, 2002, although early adoption is encouraged. Such gains and losses must be analyzed to determine if they meet the criteria for extraordinary item classification based on the event being both unusual and infrequent. The Company believes that this SFAS will not have a significant impact on its financial position. The Company will adopt SFAS No. 145 for the quarter ending September 30, 2002, and anticipates that prior period gains and losses resulting from the extinguishment of debt will be reclassified as an element of other non-operating income (expense).

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan, as previously required under Emerging Issues Task Force ("EITF") Issue 94-3. A fundamental conclusion reached by the FASB in this statement is that an entity's commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002. The Company believes that this SFAS will not have a significant impact on its results of operations or financial position.

  Land Held for Development

        In July 2002, the Company announced that it has entered into an agreement that gives it the right to acquire approximately 73 acres of land in the Summerlin master-planned community in Las Vegas, Nevada. The land is located on Charleston Boulevard at the Interstate-215/Charleston interchange. The purchase price for the land is approximately $65 million. The agreement calls for a due diligence period, which expires in October 2002, at which time the Company, if it elects to proceed with the transaction, will be required to make a payment of $6.4 million, which will be fully applicable to the purchase price. Subject to the satisfactory completion of its due diligence, the Company anticipates completing the purchase during the second quarter of 2003.

  Long-term Debt

        In September 2002, the Company replaced the Revolving Facility with a $365 million revolving credit facility (the "New Revolving Facility"). The New Revolving Facility contains no principal amortization and matures in September 2007. The Borrowers are the major operating subsidiaries and the New Revolving Facility is secured by substantially all of the Company's assets. Borrowings under the New Revolving Facility bear interest at a margin above the Alternate Base Rate or the Eurodollar Rate (each, as defined in the New Revolving Facility), as selected by the Company. The margin above such rates, and the fee on the unfunded portions of the New Revolving Facility, will vary quarterly based on the Company's combined consolidated ratio of debt to Adjusted EBITDA (each, as defined in the New Revolving Facility).

        The Revolving Facility contains certain financial and other covenants. These include a maximum funded debt to Adjusted EBITDA ratio for the Borrowers combined of 2.25 to 1.00 for each quarter, a minimum fixed charge coverage ratio for the preceding four quarters for the Borrowers combined of 1.50 to 1.00 for each quarter, limitations on indebtedness, limitations on asset dispositions, limitations on capital expenditures and investments and limitations on prepayments of indebtedness and rent. In addition, the New Revolving Facility has financial and other covenants relating to the Company including a maximum funded debt to Adjusted EBITDA ratio. Other covenants limit prepayments of indebtedness or rent (including subordinated debt other than refinancings meeting certain criteria), limitations on asset dispositions, limitations on dividends, limitations on indebtedness and limitations on capital expenditures and investments. The Company has pledged the stock of all of its major subsidiaries. The Company expects to record a charge of approximately $1.4 million during the quarter ending September 30, 2002, to reflect the write-off of the unamortized loan costs of the Revolving Facility.

  Redemption of Senior Subordinated Notes

        On September 18, 2002, the Company announced its intention to redeem the $150 million 9 3/4% senior subordinated notes on October 18, 2002. The redemption will be funded with proceeds from the New Revolving Facility. As a result of the redemption, the Company expects to record a charge of approximately $10.2 million to reflect the write-off of the unamortized debt discount and unamortized loan costs during the quarter ending December 31, 2002. This charge will be offset by approximately $5.7 million, which represents the gain relating to the unamortized mark-to-market adjustment of the senior subordinated notes, which arose from the interest rate swap termination discussed below.

  Interest Rate Swap Termination

        In September 2002, the Company terminated one of its interest rate swaps with a notional amount of $150 million, which was due to terminate in 2007. The interest rate swap was terminated at its market value and, as a result, the Company received approximately $5.8 million. This interest rate swap was tied directly to the $150 million 9 3/4% senior subordinated notes. The mark-to-market adjustment will be amortized as a reduction of interest expense over the original contract life of the interest rate swap. When the $150 million 9 3/4% senior subordinated notes are redeemed on October 18, 2002, the unamortized portion of the mark-to-market adjustment of approximately $5.7 million will be included in the calculation of the net loss on the extinguishment of the related debt.

  Commitments and Contingencies

  United Auburn Indian Community

        In October 1999, the Company entered into a Development Services Agreement and a Management Agreement with the United Auburn Indian Community (the "UAIC"). Pursuant to those agreements, and in compliance with a Memorandum of Understanding ("MOU") entered by the UAIC and Placer County, California, the Company and the UAIC intend to develop a gaming and entertainment facility on 49 acres, located approximately seven miles north of Interstate 80, in Placer County, California, near Sacramento. On March 15, 2002, the United States Department of the Interior published in the Federal Register a Notice of Final Agency Determination (the "Determination") to take the 49-acre parcel into trust for the benefit of the UAIC. On April 3, 2002, the Cities of Roseville and Rocklin, California and Citizens for Safer Communities (collectively, "Plaintiffs") filed a complaint (the "Complaint") in the United States District Court, District of Columbia (the "District Court"), seeking declaratory and injunctive relief against the Department of the Interior, officials of the United States Department of the Interior and the United States of America regarding the Determination. The Complaint seeks judicial review of the Determination. On June 3, 2002, the UAIC filed a motion to intervene in the case. By order dated July 8, 2002, the District Court granted the UAIC's motion to intervene. The UAIC and the defendants thereafter filed motions to dismiss or, in the alternative, for summary judgment, with respect to all of Plaintiffs' claims.

        By order dated September 9, 2002, the District Court granted in full the UAIC's and the defendants' motions to dismiss or, in the alternative, for summary judgment. On that same date, Plaintiffs filed an emergency motion for stay and injunctive relief pending appeal with the United States Court of Appeals for the District of Columbia Circuit (the "Court of Appeals"). By order dated that same date, the Court of Appeals issued an administrative stay to provide the court with sufficient opportunity to consider the merits of Plaintiffs' emergency motion. By order dated September 12, 2002, the Court of Appeals denied Plaintiffs' emergency motion and vacated the administrative stay imposed in its order of September 9. On September 17, 2002, the Department of the Interior accepted the land into trust on behalf of the UAIC. Notwithstanding the denial of Plaintiffs' emergency motion and the acceptance of the land into trust, there can be no assurances that Plaintiffs will not seek other extraordinary remedies and there can be no assurances as to the ultimate outcome of Plaintiffs' pending appeal. There can also be no assurances when or if the Management Agreement will be approved by the National Indian Gaming Commission. It is anticipated that the casino will house between 1,250 and 2,000 Class III slot machines and 100 table games, including a private VIP gaming area. The facility will have numerous dining and entertainment amenities, including a center pit bar, a 1,200-seat showroom, three specialty restaurants, a 500-seat buffet, a food court and parking for 3,000 vehicles. The Company estimates that the facility will open during the second half of 2003 and anticipates the cost of the project to be approximately $215 million. The Company will also assist the UAIC in obtaining financing for the project through a group of bank lenders, with the Company providing a completion guaranty and credit support. As of August 31, 2002, the Company had approximately $15.5 million invested in the development of this project. In the event the land is not placed into trust, the majority of this investment would be written off.

  Kerzner Interactive

        In February 2002, the Company announced that it intends to purchase a 50 percent interest in Kerzner Interactive Limited (formerly SunOnline Limited) ("Kerzner Interactive"), a wholly owned subsidiary of Kerzner International Limited (formerly Sun International Hotels Limited) ("Kerzner"). Kerzner Interactive will be the exclusive vehicle for both Kerzner and the Company to pursue the Internet wagering business. In September 2001, Kerzner Interactive was awarded one of the first three online gaming licenses granted by the Isle of Man. In December 2001, Kerzner Interactive became the first Isle of Man licensee to commence operations when it launched its Internet wagering site. The transaction is subject to certain conditions, including Isle of Man regulatory approval. The Nevada Gaming Commission and Gaming Control Board are in the process of determining the standards to be applied to Nevada licensed companies that participate in Internet gaming operations. Once the standards are determined, the Company has the option to elect to proceed with the transaction. In July 2002, the Company converted its agreement to acquire a 50 percent interest in Kerzner Interactive into an option to do so, and paid $4.5 million for such option. In the event the purchase is not completed, this option payment would be written off.

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Exhibit 99.1
FINANCIAL STATEMENTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
INDEPENDENT AUDITORS' REPORT
STATION CASINOS, INC. CONSOLIDATED BALANCE SHEETS (amounts in thousands, except share data)
STATION CASINOS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (amounts in thousands, except per share data)
STATION CASINOS, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (amounts in thousands)
STATION CASINOS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (amounts in thousands)
STATION CASINOS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS